Exhibit 99.1

Press Release

Dialysis Corporation of America
Announces
 Acquisition of Maryland Dialysis Center

Linthicum, Maryland, January 5, 2009 – Dialysis Corporation of America (NASDAQ-DCAI) announced the acquisition of a dialysis center in Hyattsville, Maryland, located at the St. Thomas More Nursing and Rehabilitation Center, where it can treat patients from both within the St. Thomas More Center, as well as the surrounding community.

This new center has 24 treatment stations and is currently caring for approximately 145 dialysis patients. The company is considering adding six more stations to the facility, which will accommodate up to an additional 36 patients.

President & CEO Stephen Everett commented “This newest center in Maryland is strategic to DCA as we begin 2009. It marks our fourth facility located on the campus of a skilled nursing facility, and our sixth in Maryland, which remains a focused market for DCA. Additionally, we are very fortunate to be inheriting a great group of caregivers in a community with several excellent nephrologists.”

Dialysis Corporation of America owns and operates freestanding kidney hemodialysis centers located in Georgia, Maryland, New Jersey, Ohio, Pennsylvania, South Carolina, and Virginia, and provides in-hospital dialysis services on a contract basis to certain hospitals located in the those states.  The company provides patients with their choice of a full range of quality in-center, acute or at-home hemodialysis services.

This release contains forward-looking statements that are subject to risks and uncertainties that could affect the business and prospects of the company and cause actual results and plans to differ materially from those anticipated. Those factors include, but are not limited to, increases in interest rates, the possible need for and availability of additional financing, the company’s satisfying the covenants and conditions of its credit facility, certain delays beyond the company's control with respect to future business events, the highly competitive environment in the establishment and operation of dialysis centers, the ability to develop or acquire additional dialysis facilities, whether patient bases of the company's dialysis facilities can mature to provide profitability, the extensive regulation of dialysis operations, government rate determination for Medicare reimbursement, pricing pressure from private payors, and other risks detailed in the company's filings with the SEC, particularly as described in the company's annual report on Form 10-K for the fiscal year ended December 31, 2007. The historical results contained in this press release are not necessarily indicative of future performance of the company.

Other Dialysis Corporation of America press releases, corporate profile, corporate governance materials, quarterly and current reports, and other filings with the Securities and Exchange Commission are available on Dialysis Corporation of America’s internet home page: http://www.dialysiscorporation.com.

CONTACT: For additional information, you may contact Dialysis Corporation of America, 1302 Concourse Drive, Suite 204, Linthicum, MD 21090; Telephone Number (410) 694-0500; Attention: Investor Relations.

Source: Dialysis Corporation of America